Exhibit 99(a)(1)(ix)

OLD SECOND BANCORP, INC.

QUESTIONS AND ANSWERS
ABOUT THE OFFER OF
OLD SECOND BANCORP, INC.
TO PURCHASE FOR CASH UP TO 833,333 SHARES
OF ITS COMMON STOCK AT A PURCHASE PRICE OF
$30.00 PER SHARE

April 17, 2007

QUESTIONS AND ANSWERS ABOUT THE OFFER OF
OLD SECOND BANCORP, INC.
TO PURCHASE ITS COMMON STOCK

The following information is designed to answer frequently asked questions about the Offer by Old Second Bancorp, Inc. to purchase up to 833,333 shares of its common stock. Stockholders are referred to the Offer to Purchase and Letter of Transmittal for a detailed description of the terms and conditions of the offer.

Q.               What is this Offer to Purchase?

A.              Old Second Bancorp, Inc. is inviting its stockholders to tender shares of its common stock, $1.00 par value per share (the “Shares”), at a price of $30.00 per Share in cash upon the terms and subject to the conditions set forth in its Offer to Purchase, dated April 17, 2007, and in the enclosed Letter of Transmittal. All Shares tendered will include the preferred share purchase rights issued pursuant to the Rights Agreement, dated as of September 17, 2002, between Old Second Bancorp, Inc. and The Old Second National Bank of Aurora, as rights agent.

Q.               What is the market price for Old Second Bancorp common stock in relation to the purchase price in this offer?

A.              The purchase price in this offer is $30.00 per Share. On April 12, 2007, the closing price for the Shares on the Nasdaq Global Select Market was $27.96 per share. We encourage you to obtain current market quotations for Old Second Bancorp common stock prior to making a decision regarding the offer. The trading symbol for Old Second Bancorp common stock is “OSBC.”

Q.               What will happen if more than 833,333 Shares are tendered?

A.              In the event more than 833,333 Shares are tendered, Shares tendered will be acquired by Old Second Bancorp (a) first from any stockholder who owned, beneficially or of record, as of the expiration date of the offer, an aggregate of fewer than 100 Shares and who validly tenders all of his or her Shares, and (b) then from all other tendering stockholder subject to proration as described in the Offer to Purchase. We reserve the right to purchase additional shares up to 2.0% of the outstanding shares of common stock, subject to applicable legal requirements.

Q.               How do I tender my Shares?

A.              If you hold your Shares in certificate form, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, together with the certificates for the Shares being tendered, to the depositary, The Old Second National Bank of Aurora, which must be received by them by 5:00 p.m. Central time on May 15, 2007.

Q.               How do I tender my Shares if my Shares are held by my broker?

A.              If your Shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your Shares for you. You cannot tender your Shares using the Letter of Transmittal even though you may have received one for your information.

If you are a broker and are tendering Shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 2 of the Offer to Purchase.

Q.               What do I do if I have lost my certificates, or if they have been mutilated, destroyed or stolen, but I still want to tender them?

A.              You should indicate that the certificates have been lost on the face of the Letter of Transmittal, and deliver the Letter of Transmittal to the depositary after properly completing and duly executing it.

You should also complete the box captioned “Affidavit For Lost Stock Certificate(s)” in the Letter of Transmittal. The depositary will forward additional documentation that you must complete in order to replace your lost or destroyed certificates.

Q.               Do I have to sell my Shares to Old Second Bancorp?

A.              No. No stockholder is required to tender any stock.

Q.               What happens if I do not tender my Shares to Old Second Bancorp to purchase?

A.              Nothing will happen if you do not tender any or all of your Shares. Your Shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend and voting rights. Additionally, the Shares will still include the preferred share purchase rights issued in 2002. Because Old Second Bancorp will purchase up to 833,333 of its outstanding Shares, the percentage of our total outstanding Shares which you own will increase after consummation of the transaction because the number of outstanding Shares will be reduced.

Q.               What if the terms of the offer change?

A.              In the event the expiration date is extended or if the terms of the offer are materially changed, Old Second Bancorp will give notice of the change, and for a period of at least 5 business days, and under certain circumstances at least 10 business days, from the notice you will be able to change or withdraw your tender.

Q.               Is there any brokerage commission?

A.              No. Old Second Bancorp will purchase Shares directly from each stockholder at the purchase price without the use of a broker. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, however, you should ask such nominee to see if you will be charged a fee to tender your shares.

Q.               Can I change or cancel my tender?

A.              You may increase or decrease the number of Shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 p.m., Central time on May 15, 2007. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the May 15, 2007 deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the May 15, 2007 deadline.

Q.               Can you summarize the process by which Shares are validly tendered?

A.              Generally, for certificated Shares you must complete the Letter of Transmittal (the blue form) as follows:

•       List the certificates and the number of Shares that you are tendering in the box captioned “Description of Shares Tendered.”

•       If you want to give us special payment instructions, complete the box captioned “Special Payment Instructions.”

•       If you want to give us special delivery instructions, complete the box captioned “Special Delivery Instructions.”

•       If you are an odd lot holder with less than 100 Shares who is tendering all your Shares, complete the box captioned “Odd Lots.”

•       If you want to make a conditional tender of Shares, complete the box captioned “Conditional Tender.”

•       If your Shares are being delivered by book-entry, complete the box captioned “Box Below for Use By Eligible Institutions Only.”

•       Complete the substitute Form W-9 to certify your tax identification number.

•       Sign the Letter of Transmittal in the box captioned “Sign Here” (in certain circumstances, signatures must be guaranteed in this box).

To validly tender your Shares, you must either deliver your Share certificates or comply with the book-entry delivery requirements. See Section 2 of the Offer to Purchase. These documents must be received by the depositary no later than 5:00 p.m., Central time, on May 15, 2007.

If you are tendering Shares held in the Old Second Bancorp, Inc. Employees’ 401(k) Savings Plan & Trust or held by a broker, dealer, commercial bank, trust company or other nominee, you must complete the “Instruction Form for Shares Held by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees” (the purple form) as follows:

•       Indicate the number of Shares you want tendered by the broker, dealer, commercial bank, trust company or other nominee.

•       If you are an odd lot holder with less than 100 Shares who is tendering all your Shares, complete the box captioned “Odd Lots.”

•       If you want to make a conditional tender of Shares, complete the box captioned “Conditional Tender.”

•       Sign the Instruction Form and complete the address, phone number, date and tax identification number information.

•       Complete the substitute Form W-9 (the last page of the blue form) to certify your tax identification number.

•       Forward the Instruction Form and substitute Form W-9 to the broker, dealer, commercial bank, trust company or other nominee in ample time to allow a tender on your behalf on or before the expiration date of the Offer. Please see Section 2 of the Offer to Purchase and the Letter of Transmittal for more details about how to tender your Shares.

If you want to tender your Shares but your certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your Shares, if all of the following conditions are satisfied:

(1)         the tender is made by or through an eligible institution;

(2)         the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery (the gray form) in the form provided with the Offer to Purchase, specifying the price at which Shares are being tendered, including (where required) signature guarantees by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3)         all of the following are received by the depositary within three Nasdaq Global Select Market trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery:

(i)             one of (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described above,

(ii)         one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an Agent’s Message as described above in the case of a book-entry transfer; and

(iii)     any other documents required by the Letter of Transmittal.

Q.               Is Old Second Bancorp making any recommendation as to whether stockholders should tender their Shares?

A.              Neither Old Second Bancorp nor its Board of Directors makes any recommendation to any stockholder as to whether to tender all or any Shares. Directors, officers and employees of Old Second Bancorp who own Shares are permitted to participate in this offer on the same basis as our other stockholders. We are not aware of any of our directors and executive officers intending to tender shares pursuant this offer. However, directors and executive officers are not prohibited from tendering some or all of their shares in this offer. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price.

Q.               How can I get more information?

A.              If you have any questions, please call our investor relations department at (630) 906-5480 or our Information Agent/Dealer Manager, Howe Barnes Hoefer & Arnett, Inc. at (800) 800-4693, from 8:30 a.m. - 4:30 p.m., Central time, Monday through Friday.

This brochure is neither an Offer to Purchase nor a solicitation of an offer to sell securities. The Offer to Purchase Shares of Old Second Bancorp is made only by the Old Second Bancorp Offer to Purchase document dated April 17, 2007 and the accompanying Letter of Transmittal.